Exhibit 10.7

EXECUTION VERSION

SECOND AMENDMENT TO AND WAIVER UNDER CREDIT AGREEMENT

THIS SECOND AMENDMENT TO AND WAIVER UNDER CREDIT AGREEMENT (this “Agreement”) is made and entered into as of November 6, 2013, by and among RLJ ENTERTAINMENT, INC. (“RLJ Entertainment”), RLJ ACQUISITION, INC., for itself and as successor by merger with RLJ Merger Sub I, Inc. (“RLJ Acquisition”), ACORN MEDIA GROUP, INC. (“Acorn”), and IMAGE ENTERTAINMENT, INC., for itself and as successor by merger with RLJ Merger Sub II, Inc. (“Image”; RLJ Entertainment, RLJ Acquisition, Acorn and Image, each individually, a “Borrower” and, collectively, the “Borrowers”), each of the Persons party to the Credit Agreement as Guarantors, the Lenders party hereto, and SUNTRUST BANK, as the Administrative Agent (the “Administrative Agent”).

W I T N E S S E T H :

WHEREAS, the Borrowers, the Guarantors, the several banks and other financial institutions and lenders party thereto (the “Lenders”), and the Administrative Agent have executed and delivered that certain Credit Agreement dated as of October 3, 2012 (as amended by that certain First Amendment to and Waiver Under Credit Agreement dated as of June 28, 2013, and as the same may be further amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, certain Events of Default are in existence under Section 8.1(d) of the Credit Agreement on account of (a) the Borrowers’ failure to comply with each of the financial covenants set forth in Article VI of the Credit Agreement for the fiscal quarter ending on or about June 30, 2013, and the fiscal quarter ending on or about September 30, 2013 (collectively, the “Financial Covenant Events of Default”) and (b) the Borrowers’ failure to deliver the Monthly Management Package required under Section 5.7(i) of the Credit Agreement for the Fiscal Month ended on or about September 30, 2013 (the “Management Package Event of Default” and, together with the Financial Covenant Events of Default, collectively, the “Specified Events of Default”); and

WHEREAS, the Borrowers have requested that the Administrative Agent and the Lenders agree to waive the Specified Events of Default and make certain modifications to the Credit Agreement, and the Administrative Agent and the Lenders have agreed to such modifications and the waiver of the Specified Events of Default, in each case, subject to the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby covenant and agree as follows:

SECTION 1.      Definitions.  Unless otherwise specifically defined herein, each term used herein (and in the recitals above) which is defined in the Credit Agreement shall have the meaning assigned to such term in the Credit Agreement.  Each reference to “hereof,” “hereunder,” “herein,” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Credit Agreement shall from and after the date hereof refer to the Credit Agreement as amended hereby.

SECTION 2.      Waivers.  The Borrowers acknowledge and agree that the Specified Events of Default have occurred and each Specified Event of Default constitutes an Event of Default under the Credit Agreement.   Effective upon satisfaction of the conditions precedent set forth in Section 5 below, each of the Administrative Agent and the Lenders hereby waive the Specified Events of Default.

SECTION 3.      Amendments to Credit Agreement.

(a)                Section 1.1 of the Credit Agreement is amended to add the following definitions in appropriate alphabetical order:

“Acorn Global Enterprises” shall mean Acorn Global Enterprises Limited, a company registered under the laws of England and Wales with a registered number 08678706.

“Acorn Productions (UK)” shall mean Acorn Productions (UK) Limited, a company registered under the laws of England and Wales with a registered number 8636077.

“Content Investment” shall mean expenditures incurred by the Parent and its Restricted Subsidiaries in the production and acquisition of motion picture and television programming content and in the mastering and offering of packaged media masters, including the creation of added content, artwork and other one-time value-added materials to prepare finished masters suitable for offer and sale to the public in accordance with GAAP, which shall include, but not be limited to, Acorn Production, Product and Development Expense, Image Product Expenditures, and Net Royalty Advances.

“Content Amortization” shall mean the non-cash costs of Content Investment, amortized on an income recognition basis based on the estimated exploitable life of the particular product in the commercial market in accordance with GAAP.

“Criterion Payable” shall mean that certain account payable in the aggregate amount of $3,486,940 (as reduced from time to time by payments made by, or on behalf of, Image) owed by Image to RLJ Companies, which was purchased by RLJ Companies from The Criterion Collection, Inc., a Delaware corporation, pursuant to that certain Accounts Purchase Agreement dated as of June 24, 2013.

“Foyle’s War 9 Consent Date” shall mean October 25, 2013.

“Foyle’s War 9 Consent Letter” shall mean that certain Letter Agreement Regarding Foyle’s War and Other Matters dated as of the Foyle’s War 9 Consent Date, from the Administrative Agent and the Lenders and acknowledged and agreed to by the Loan Parties.

“Foyle’s War 9 Existing Debt” shall mean Indebtedness of Acorn Productions (UK) owing to Coutts & Co., the principal amount of which outstanding on the Second Amendment Effective Date is approximately £6,700,000, the proceeds of which will fund a portion of the production costs associated with the Foyle’s War 9 series.

“Foyle’s War 9 Documents” shall mean the documents attached as Exhibit A to the Foyle’s War 9 Consent Letter.

“Foyle’s War 9 Group” shall mean, collectively, Acorn Global Enterprises, Acorn Productions (UK), and their respective Subsidiaries (if any).

“Foyle’s War 9 Inclusion Date” shall mean the date that (a) each member of the Foyle’s War 9 Group shall have become a Guarantor hereunder and granted a Lien on substantially all of its assets to secure the Obligations and (b) the Loan Parties shall have otherwise complied with Section 5.11 with respect to the Foyle’s War 9 Group.

“RLJ Companies” shall mean The RLJ Companies, LLC, a Delaware limited liability company.

“Second Amendment Effective Date” shall mean November 6, 2013.

“Triggering Event of Default” shall mean an Event of Default of the type described in Section 8.1(a), 8.1(b), 8.1(g), or 8.1(h) of this Agreement.

(b)                The following definitions in Section 1.1 of the Credit Agreement are amended so that they read, in their entirety, as follows:

“Consolidated Cash Adjusted EBITDA” shall mean, as determined for any period on a consolidated basis for the Parent and its consolidated Restricted Subsidiaries (other than, with respect to periods prior to the Foyle’s War 9 Inclusion Date, the Foyle’s War 9 Group), the sum of (a) Consolidated Net Income of such Persons plus (b) to the extent deducted in determining Consolidated Net Income, in each case, without duplication, (i) any provision for (or less any benefit from) income taxes; plus (ii) Consolidated Interest Expense; plus (iii) any non-Cash expenses incurred with respect to the issuance of stock options or warrants in Parent to existing or new employees of such Persons; plus (iv) amortization and depreciation expense; plus (v) Content Amortization during such period; plus (vi) severance payments made in such period, but, in any event, on or prior to September 30, 2013, not to exceed an amount approved by the Administrative Agent and Fortress; plus (vii) any losses associated with warrants issued pursuant to that certain Warrant Agreement dated as of February 22, 2011, by and between RLJ Acquisition and Continental Stock Transfer & Trust Company; minus (c) Content Investment actually paid in cash during such period; minus (d) any gains associated with warrants issued pursuant to that certain Warrant Agreement dated as of February 22, 2011, by and between RLJ Acquisition and Continental Stock Transfer & Trust Company.

“Consolidated Current Assets” shall mean, as at any date of determination, the total assets of Parent and its consolidated Restricted Subsidiaries (other than, with respect to periods prior to the Foyle’s War 9 Inclusion Date, the Foyle’s War 9 Group) on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding (a) Cash and Permitted Investments and (b) deferred tax assets.

“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities of Parent and its consolidated Restricted Subsidiaries (other than, with respect to periods prior to the Foyle’s War 9 Inclusion Date, the Foyle’s War 9 Group) on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding (a) the current portion of long term debt, including Capital Lease Obligations and (b) deferred tax liabilities.

“Consolidated Interest Expense” shall mean, as determined for any period on a consolidated basis for the Parent and its consolidated Restricted Subsidiaries (other than, with respect to periods prior to the Foyle’s War 9 Inclusion Date, the Foyle’s War 9 Group) in accordance with GAAP, the sum of (i) total cash interest expense, plus (ii) PIK Amounts, plus (iii) in-kind interest on the Permitted Subordinated Notes, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period), but excluding any non-cash interest expense (other than in-kind interest on the Permitted Subordinated Notes).

“Consolidated Total Debt” shall mean, as of any date, all Indebtedness (other than Hedging Obligations) of the Parent and its Restricted Subsidiaries (other than, with respect to periods prior to the Foyle’s War 9 Inclusion Date, the Foyle’s War 9 Group) on a consolidated basis as of such date.

“Excluded Accounts” shall mean (a) deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees, (b) any other zero balance account or disbursement only account. (c) deposit accounts maintained by the Loan Parties or any of their respective Restricted Subsidiaries at Lloyds TSB, which, individually and collectively, do not at any time have more than £150,000 in cash on deposit therein in the aggregate, and (d) any other deposit account, securities account or commodities account which, individually and collectively with all such other accounts, does not at any time have more than $500,000 in cash or investment property on deposit therein in the aggregate.

“Net ACL Proceeds” shall mean Cash proceeds received by any Loan Party or Restricted Subsidiary after the Closing Date from any ACL Group member, whether pursuant to a dividend, distribution, or otherwise (other than pursuant to (a) Permitted Service Agreements for bona fide services rendered thereunder and (b) dividends or distributions received by such Loan Party or Restricted Subsidiary during the period from June 25, 2013, through (but not including) the Second Amendment Effective Date), net of any amounts attributable to taxes payable by any such Loan Party or Restricted Subsidiary attributable to the receipt of such proceeds, including any and all taxes applicable to the payment or receipt of any dividends or distributions by such Person or taxes applicable to the payment or receipt of any interest by such Person with respect to any Permitted Intercompany Investments.

(c)                The lead in of the definition of “Consolidated Excess Cash Flow” in Section 1.1 of the Credit Agreement is amended so that it reads, in its entirety, as follows:

“Consolidated Excess Cash Flow” shall mean, for the Parent and its consolidated Restricted Subsidiaries (other than, with respect to periods prior to the Foyle’s War 9 Inclusion Date, the Foyle’s War 9 Group) for any Fiscal Year, Consolidated Cash Adjusted EBITDA for such Fiscal Year plus the Consolidated Working Capital Adjustment, minus the sum of the following, without duplication:

(d)                Clause (e) of the definition of “Consolidated Net Income” in Section 1.1 of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(e)              until the Foyle’s War 9 Inclusion Date, the income (or loss) of any member of the Foyle’s War 9 Group, provided, however, that (i) Consolidated Net Income shall include amounts in respect of the income of the Foyle’s War 9 Group when actually received in Cash by any Borrower in the form of dividends or distributions in respect of the applicable period, (ii) Consolidated Net Income shall be reduced by the aggregate amount of all investments, regardless of the form thereof, made by the Subject Person or any of its Restricted Subsidiaries in the Foyle’s War 9 Group for the purpose of funding any deficit or loss of any Foyle’s War 9 Group member, as applicable, provided that nothing in this clause (ii) shall be construed to permit investments in the Foyle’s War 9 Group not otherwise permitted under Section 7.5 or 7.18, and (iii) for the avoidance of doubt, the parties hereto agree that if any Loan Party (other than, with respect to periods prior to the Foyle’s War 9 Inclusion Date, a member of the Foyle’s War 9 Group) pays any obligations of any member of the Foyle’s War 9 Group, such payment shall reduce Consolidated Net Income; provided that nothing in this clause (iii) shall be construed to permit payments of any obligations of the Foyle’s War 9 Group not otherwise permitted hereunder.

(e)                Clause (j) of the definition of “Permitted Acquisition” in Section 1.1 of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(j)               the Required Lenders shall have approved such Acquisition in writing.

(f)                 Section 1.1 of the Credit Agreement is amended by deleting the following definitions in their entirety: “Acorn Production Development and Product Amortization,” “Foyle’s War 8 Inclusion Date” and “Image Product Amortization”.

(g)                The first sentence of Section 2.5(c) of the Credit Agreement is amended so that it reads, in its entirety, as follows:
The Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, in a minimum amount (other than a repayment in whole of any Loan) of at least $100,000 and larger multiples of $100,000, without premium or penalty (except as provided in Section 2.5(d)), by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 12:00 p.m. (Atlanta, Georgia time) not less than three (3) Business Days prior to any such prepayment, and (ii) in the case of any prepayment of any Base Rate Borrowing, 12:00 p.m. (Atlanta, Georgia time) not less than one (1) Business Day prior to the date of such prepayment; provided that, the Borrowers shall not have the right to prepay any Term C Loan until all other Term Loans and Revolving Loans have been repaid in full and all Revolving Commitments have been terminated and all outstanding Letters of Credit hereunder have been Cash Collateralized to the extent of one hundred and five percent (105%) of the aggregate LC Exposure.

(h)                Section 2.6(b)(i) of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(i)               The Borrowers unconditionally promise to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Term A Loans of such Lender in installments payable on the last day of each calendar quarter (commencing on December 31, 2013) in the amount set forth below with respect to such calendar quarter and in such other amounts as may be required from time to time pursuant to this Agreement, provided, that, to the extent not previously paid, the aggregate unpaid principal balance of the Term A Loans shall be due and payable on the Maturity Date with respect thereto:

Calendar Quarters Ending	Required Payment
Calendar Quarter ending December 31, 2013	$1,720,000
Calendar Quarter ending March 31, 2014	$2,500,000
Calendar Quarter ending June 30, 2014	$2,340,000
Calendar Quarter ending September 30, 2014, through and including the calendar quarter ending December 31, 2014	$2,660,000
Calendar Quarter ending March 31, 2015, through and including the calendar quarter ending June 30, 2015	$2,190,000
Calendar Quarter ending September 30, 2015, through and including the calendar quarter ending December 31, 2015	$2,500,000
Calendar Quarter ending March 31, 2016, and each calendar quarter ending thereafter	$625,000

(i)                 Section 2.6(b)(ii) of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(ii)             The Borrowers unconditionally promise to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Term B Loans of such Lender in installments payable on the last day of each calendar quarter (commencing on December 31, 2013) in the amount set forth below with respect to such calendar quarter and in such other amounts as may be required from time to time pursuant to this Agreement, provided, that, to the extent not previously paid, the aggregate unpaid principal balance of the Term B Loans shall be due and payable on the Maturity Date with respect thereto:

Calendar Quarters Ending	Required Payment
Calendar Quarter ending December 31, 2013	$1,030,000
Calendar Quarter ending March 31, 2014	$1,500,000
Calendar Quarter ending June 30, 2014	$1,410,000
Calendar Quarter ending September 30, 2014, through and including the calendar quarter ending December 31, 2014	$1,590,000
Calendar Quarter ending March 31, 2015, through and including the calendar quarter ending June 30, 2015	$1,310,000
Calendar Quarter ending September 30, 2015, through and including the calendar quarter ending December 31, 2015	$1,500,000
Calendar Quarter ending March 31, 2016, and each calendar quarter ending thereafter	$375,000

(j)                  Section 2.6(c)(iv) of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(iv)            On the Excess Cash Flow Application Date following the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2015, the Borrowers shall repay the Obligations by an amount equal to the sum of the ECF Percentage of Consolidated Excess Cash Flow for such Fiscal Year, if any.  Each such repayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than ten (10) Business Days after the earlier of (a) the date on which the financial statements of the Borrowers referred to in Section 5.7(a) for the Fiscal Year with respect to which such prepayment is to be made are required to be delivered to the Administrative Agent, and (b) the date such financial statements are actually delivered.  Any such repayment shall be applied in accordance with Section 2.6(c)(vi).

(k)            Section 2.6(c)(vi) of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(vi)            Except as provided in Section 2.11(b) during the existence of an Event of Default, any repayments made by the Borrowers pursuant to this Section 2.6 shall be applied as follows: first, to Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all other fees and reimbursable expenses of the Lenders then due and payable pursuant to any of the Loan Documents, to the Lenders based on their respective pro rata shares of such fees and expenses; third, to interest then outstanding on the Term Loans (other than Term C Loans), to the Lenders based on their respective pro rata shares of such interest; fourth, to the principal amount of the Term Loans (other than Term C Loans) based on the principal amount of such Loans then outstanding applied to the remaining principal installments thereof in order of maturity of such scheduled installments until paid in full, pro rata to the applicable Lenders; fifth, to the interest then outstanding on the Revolving Loans; sixth, to the principal amount then outstanding on the Revolving Loans (without a reduction of the Aggregate Revolving Commitment); seventh, so long as the Revolving Commitment has been terminated and all outstanding Letters of Credit hereunder have been Cash Collateralized to the extent of one hundred and five percent (105%) of the aggregate LC Exposure, to interest then outstanding on the Term C Loans, to the Lenders based on their respective pro rata shares of such interest; eighth, so long as the Revolving Commitment has been terminated and all outstanding Letters of Credit hereunder have been Cash Collateralized to the extent of one hundred and five percent (105%) of the aggregate LC Exposure, to the principal amount of the Term C Loans based on the principal amount of such Loans then outstanding applied to the remaining principal installments thereof in order of maturity until paid in full, pro rata to the applicable Lenders, except that Net ACL Proceeds shall be applied to the remaining principal installments of the Term C Loans in inverse order of maturity and ninth, to the Borrowers.

(l)                  Section 5.7(i) of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(i)              commencing with the Fiscal Month ending on or about September 30, 2013, as soon as available and in any event within thirty (30) days after the end of such Fiscal Month and each Fiscal Month thereafter, a “Monthly Management Package” which will include a profit and loss statement, balance sheet, and a cash forecast, together with a comparison to the prior year, and, commencing with the Fiscal Month ending on or about October 31, 2013, and continuing thereafter, a schedule of all trade payables owing by any Loan Party or any Restricted Subsidiary that are more than sixty (60) days past due in form and substance satisfactory to the Administrative Agent and Fortress.  The “Monthly Management Package” will be the internal monthly financial report used by senior officers and the board and may be revised as to presentation and form from time to time; and

(m)               Section 5.11 of the Credit Agreement is amended by adding the following new sentence at the end thereof:

Not in limitation of the foregoing, within thirty (30) days (or such later date as the Administrative Agent and Fortress may agree in their respective sole discretion) after the date on which each of the following has occurred, as determined by the Administrative Agent and Fortress in their respective reasonable discretion, but in any event no later than December 31, 2014 (or such later date as the Administrative Agent and Fortress may agree in their respective sole discretion), (i) the Foyle’s War 9 Existing Debt and all obligations in connection therewith have been repaid in full, (ii) all documents governing the Foyle’s War 9 Existing Debt shall have been terminated, and (iii) all Liens securing the Foyle’s War 9 Existing Debt shall have been released or otherwise terminated, the Loan Parties will cause each member of the Foyle’s War 9 Group to (A) become a Guarantor hereunder in accordance with the terms of this Section 5.11, to the extent not already a Guarantor hereunder and (B) deliver all Collateral Documents and other documentation, and take such actions, as may be required by the Administrative Agent under this Section 5.11.

(n)                Article V of the Credit Agreement is amended by adding the following new Section 5.21 immediately following Section 5.20:

Section 5.21     Second Amendment Post-Closing Matters.  Notwithstanding any other provision of this Agreement, Loan Parties shall do the following:

(a)            on or before November 15, 2013 (or such later date as the Administrative Agent and Fortress may agree in writing in their respective sole discretion), the Loan Parties shall cause (i) Acorn Global Enterprises to become a Loan Party in accordance with Section 5.11 hereof (without regard to the time periods specified therein), (ii) Foyle’s War 8 to satisfy the requirements of Section 5.11 hereof (without regard to the time periods specified therein) to the extent such requirements have not already been satisfied by Foyle’s War 8, (iii) Acorn Productions (UK) to become a Loan Party in accordance with Section 5.11 hereof (without regard to the time periods specified therein), provided that, until the Foyle’s War 9 Existing Debt is repaid in full, Acorn Productions (UK) shall not be required to execute or deliver any Collateral Documents, and (iv) the discharge of all Liens granted to any Person (other than the Administrative Agent) on the Property of Acorn Global Enterprises and Foyle’s War 8.

(b)            on or before November 15, 2013 (or such later date as the Administrative Agent and Fortress may agree in writing in their respective sole discretion), the Loan Parties shall deliver to the Administrative Agent of an updated and duly executed Collateral Disclosure Certificate for the Loan Parties;

(c)            within thirty (30) days after the Second Amendment Effective Date (or such later date as the Administrative Agent and Fortress may agree in writing in their respective sole discretion), the Loan Parties shall deliver to the Administrative Agent such documents as the Administrative Agent or Fortress may request for the Administrative Agent to ensure the priority and perfection of its Lien on intellectual property maintained by any of the Loan Parties in the United Kingdom, which may include delivery of additional documents, agreements, or instruments, and/or amendments to existing Loan Documents, in each case, as requested by the Administrative Agent or Fortress;

(d)            within thirty (30) days after the Second Amendment Effective Date (or such later date as the Administrative Agent and Fortress may agree in writing in their respective sole discretion), the Loan Parties shall use their commercially reasonable efforts to deliver to the Administrative Agent a duly executed Third Party Agreement with respect to each location in the United Kingdom leased by any Loan Party where Collateral with a book value in excess of $500,000 is located or where material books and records are maintained;

(e)            within sixty (60) days after the Second Amendment Effective Date (or such later date as the Administrative Agent and Fortress may agree in writing in their respective sole discretion), the Loan Parties shall cause the Administrative Agent to be named as a lenders loss payee on all property insurance policies of the Loan Parties issued in the United Kingdom with respect to the Loan Parties organized under the laws of England and Wales; and

(f)            on or before November 15, 2013 (or such later date as the Administrative Agent and Fortress may agree in writing in their respective sole discretion), the Loan Parties shall deliver to the Administrative Agent the Monthly Management Package required under Section 5.7(i) of the Credit Agreement for the Fiscal Month ended on or about September 30, 2013;

(g)            within twenty (20) days after the Second Amendment Effective Date (or such later date as the Administrative Agent and Fortress may agree in writing in their respective sole discretion), the Loan Parties shall deliver a subordination agreement by and between the Administrative Agent and RLJ Companies, duly executed by each party thereto, with respect to the Criterion Payable, in form and substance satisfactory to the Administrative Agent and Fortress, pursuant to which, among other things, (i) there shall be no payment on the Criterion Payable in excess of $300,000 per month (provided, that any unused payment amount may be carried over into following months, but, in any event, there shall be no payment on the Criterion Payable of more than $600,000 per month without the prior written consent of the Administrative Agent and the Lenders) and (ii) during the existence of a Triggering Event of Default, no payments shall be made on the Criterion Payable.

(o)               Section 6.1 of the Credit Agreement is amended so that it reads, in its entirety, as follows:

Section 6.1        Senior Leverage Ratio.  The Parent and its Restricted Subsidiaries will maintain a Senior Leverage Ratio, determined as of the last day of each Fiscal Quarter, of not greater than the ratio set forth below with respect to such Fiscal Quarter:

Fiscal Quarters Ending	Senior Leverage Ratio
Fiscal Quarter ending December 31, 2013	4.58 to 1.00
Fiscal Quarter ending March 31, 2014	4.02 to 1.00
Fiscal Quarter ending June 30, 2014, through and including the Fiscal Quarter ending September 30, 2014	2.00 to 1.00
Fiscal Quarter ending December 31, 2014, through and including the Fiscal Quarter ending September 30, 2015	1.50 to 1.00
Fiscal Quarter ending December 31, 2015, and the last day of each Fiscal Quarter thereafter	1.25 to 1.00

(p)                Section 6.2 of the Credit Agreement is amended so that it reads, in its entirety, as follows:

Section 6.2           Total Leverage Ratio.  The Parent and its Restricted Subsidiaries will maintain a Total Leverage Ratio, determined as of the last day of each Fiscal Quarter, of not greater than the ratio set forth below with respect to such Fiscal Quarter:

Fiscal Quarters Ending	Total Leverage Ratio
Fiscal Quarter ending December 31, 2013	7.54 to 1.00
Fiscal Quarter ending March 31, 2014	6.90 to 1.00
Fiscal Quarter ending June 30, 2014	3.40 to 1.00
Fiscal Quarter ending September 30, 2014	2.50 to 1.00
Fiscal Quarter ending December 31, 2014	2.05 to 1.00
Fiscal Quarter ending March 31, 2015, through and including the Fiscal Quarter ending September 30, 2015	2.00 to 1.00
Fiscal Quarter ending December 31, 2015, and the last day of each Fiscal Quarter thereafter	1.75 to 1.00

(q)            Section 6.3 of the Credit Agreement is amended so that it reads, in its entirety, as follows:

Section 6.3.        Interest Coverage Ratio.  The Parent and its Restricted Subsidiaries on a consolidated basis will maintain an Interest Coverage Ratio, determined as of the last day of each Fiscal Quarter, of not less the ratio set forth below with respect to such Fiscal Quarter:

Fiscal Quarters Ending	Interest Coverage Ratio
Fiscal Quarter ending December 31, 2013	1.31 to 1.00
Fiscal Quarter ending March 31, 2014	1.44 to 1.00
Fiscal Quarter ending June 30, 2014	2.84 to 1.00
Fiscal Quarter ending September 30, 2014, and the last day of each Fiscal Quarter thereafter	3.00 to 1.00

(r)                 Article VI of the Credit Agreement is amended by adding the following new Section 6.4 immediately after Section 6.3:

Section 6.4.     Minimum Consolidated Cash Adjusted EBITDA.  The Parent and its Restricted Subsidiaries on a consolidated basis will maintain Consolidated Cash Adjusted EBITDA, determined as of the last day of the Fiscal Quarter ended September 30, 2013, for the Fiscal Quarter ending on such date, of at least $3,600,000.

(s)                Section 7.1(a)(xi) of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(xi)            the Foyle’s War 9 Existing Debt in an amount not to exceed at any time the sum of $10,000,000 minus all repayments of principal thereon after the Second Amendment Effective Date; and

(t)                 Section 7.2(g) of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(g)            Liens on the assets of Acorn Productions (UK) securing Indebtedness permitted under Section 7.1(a)(xi);

(u)                Section 7.4(a)(iv) of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(iv)        [Intentionally Omitted.]

(v)                Section 7.4(a)(vi)(C) of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(C)         [Intentionally Omitted.]

(w)               Section 7.4(a)(vi)(D) of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(D)         [Intentionally Omitted.]

(x)                 Section 7.5(l) of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(l)            Investments in the Foyle’s War 9 Group permitted under Section 7.18;

(y)                Section 7.16 of the Credit Agreement is amended so that it reads, in its entirety, as follows:

Section 7.16.        Foyle’s War 8.The Loan Parties shall not, and shall not permit any of their respective Restricted Subsidiaries to, make or suffer to exist any Investments in, or make any Dispositions to, Foyle’s War 8, or enter into any transaction with Foyle’s War 8.

(z)                Section 7.17 of the Credit Agreement is amended so that it reads, in its entirety, as follows:

Section 7.17.        Criterion Payable.  The Loan Parties shall not, and shall not permit any of their respective Restricted Subsidiaries to, (a) make any payment on the Criterion Payable in excess of $300,000 per month (provided, that any unused payment amount may be carried over into following months, but, in any event, there shall be no payment on the Criterion Payable of more than $600,000 per month without the prior written consent of the Administrative Agent and the Lenders) and (ii) during the existence of a Triggering Event of Default, make any payment on the Criterion Payable.

(aa)            Article VII of the Credit Agreement is amended by adding the following new Section 7.18 immediately after Section 7.17:

Section 7.18.    Foyle’s War 9 Group.

(a)            None of the Loan Parties or any of their Restricted Subsidiaries shall make any Investment (including, without limitation, by providing any Guarantee, credit support, or advances) in the Foyle’s War 9 Group, except (i) those Guarantees (but not any payments with respect to those Guarantees) by Acorn described in the Foyle’s War 9 Documents as of Foyle’s War 9 Consent Date, (ii) the Investment by Acorn in Acorn Global Enterprises prior to the Foyle’s War 9 Consent Date in the amount of £195,000, and (iii) so long as no Default or Event of Default exists at the time of such Permitted Intercompany Investments and after giving effect thereto, Permitted Intercompany Investments by Acorn in Acorn Global Enterprises in an aggregate amount not to exceed £688,650 (without giving effect to any repayment or cancellation thereof) that are made at the time that Acorn Global Enterprises is required to pay the Acorn Delivery Payment or the Acorn Final Payment (as defined in Foyle’s War 9 Documents) and made only to the extent necessary for Acorn Global Enterprises to make such payments.

(b)            None of the Loan Parties or any of their Restricted Subsidiaries shall make any Dispositions of any Property to any member of the Foyle’s War 9 Group, except for the granting of licenses and distribution rights described in the Foyle’s War 9 Documents as of the Foyle’s War 9 Consent Date.

(c)            None of the Loan Parties or any of their Restricted Subsidiaries shall enter into any transaction with any member of the Foyle’s War 9 Group, other than (i) the transactions described in the Foyle’s War 9 Documents on the Foyle’s War 9 Consent Date and (B) transactions entered into in the ordinary course of business and on terms and conditions no less favorable to such Loan Party or Restricted Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of a Group Member.

(d)            None of the Loan Parties or any of their Restricted Subsidiaries (other than Acorn Productions (UK)) may grant or suffer to exist any Lien on any of their Property to secure the Foyle’s War 9 Existing Debt or any other obligation under any of the Foyle’s War 9 Documents.

(e)            None of the Loan Parties (other than Acorn Productions (UK)) shall incur or suffer to exist any Indebtedness with respect to the Foyle’s War 9 Existing Debt or under any of the Foyle’s War 9 Documents.

(f)            None of the Foyle’s War 9 Documents shall be amended, supplemented, or otherwise modified, or any of the terms thereof waived, in each case, without the prior written consent of the Lenders.

(bb)            Section 8.1(d) of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(d)            any Loan Party shall fail to observe or perform any covenant or agreement contained in Sections 5.1, 5.2, 5.3, 5.7, 5.8, 5.9, 5.10, 5.11, 5.12, 5.14, 5.15, 5.16, 5.19,  5.20 or 5.21 or Articles VI or VII; or

SECTION 4.            Representations and Warranties.  Each Loan Party hereby represents and warrants to the Administrative Agent and the Lenders as follows:

(a)                Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents is true and correct in all material respects on and as of the date hereof as if made on and as of such date except to the extent that such representations and warranties relate to an earlier date, in which case such representation and warranty was true and correct in all material respects as of such earlier date.

(b)               As of the date hereof there exists no Default or Event of Default and after giving effect to this Agreement there will exist no Default or Event of Default.

(c)                Each Loan Party has the power and is duly authorized to enter into, deliver, and perform this Agreement.

(d)               This Agreement is the legal, valid, and binding obligation of the Loan Parties enforceable against the Loan Parties in accordance with its terms.

SECTION 5.          Conditions Precedent.  This Agreement shall become effective only upon satisfaction of each of the following conditions precedent, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent and Fortress:

(a)               receipt by the Administrative Agent of duly executed counterparts of this Agreement by each of the Loan Parties, the Administrative Agent, and the Lenders;

(b)                payment by the Borrowers to the Administrative Agent (i) an amendment fee in the amount of $25,000, for the account of each Lender on a pro rata basis, and (b) an agency fee in the amount $12,500, for the account of the Administrative Agent; provided, that for the avoidance of doubt, all fees (other than fees and expenses of counsel to the Administrative Agent and Fortress) to be paid by Borrower in connection with this Agreement shall total $37,500;

(c)               receipt by the Administrative Agent of such other documents, certificates, information or legal opinions as the Administrative Agent or Fortress may reasonably request;

(d)            payment by the Borrower of all outstanding fees and expenses owing to the Administrative Agent and Fortress (including, without limitation, all fees and expenses of counsel to the Administrative Agent and Fortress) or arrangements therefor acceptable to the Administrative Agent and Fortress, as applicable, shall have been made; and

(e)            the Administrative Agent shall have completed such other business and legal due diligence with respect to the Borrowers and their respective Subsidiaries as the Administrative Agent or Fortress may reasonably require and the results thereof shall be acceptable to the Administrative Agent and Fortress, in their respective sole discretion.

SECTION 6.            Miscellaneous Terms.

(a)               Loan Document.  For avoidance of doubt, the Borrowers, the Lenders, and the Administrative Agent hereby acknowledge and agree that this Agreement is a Loan Document.

(b)               Effect of Agreement.  Except as set forth expressly hereinabove, all terms of the Credit Agreement and the other Loan Documents shall be and remain in full force and effect, and shall constitute the legal, valid, binding, and enforceable obligations of the Loan Parties.

(c)                No Novation or Mutual Departure.  The Loan Parties expressly acknowledge and agree that (i) there has not been, and this Agreement does not constitute or establish, a novation with respect to the Credit Agreement or any of the other Loan Documents, or a mutual departure from the strict terms, provisions, and conditions thereof, other than with respect to the waivers contained in Section 2 above and the amendments contained in Section 3 above, (ii) nothing in this Agreement shall affect or limit the Administrative Agent’s or any Lender’s right to demand payment of liabilities owing from any Loan Party to the Administrative Agent or the Lender under, or to demand strict performance of the terms, provisions, and conditions of, the Credit Agreement and the other Loan Documents, to exercise any and all rights, powers, and remedies under the Credit Agreement or the other Loan Documents or at law or in equity, or to do any and all of the foregoing, immediately at any time after the occurrence of a Default or an Event of Default under the Credit Agreement or the other Loan Documents, and (iii) the limited waivers granted in Section 2 above shall not apply to any other past, present, or future noncompliance with any provision of the Credit Agreement or any of the other Loan Documents and do not constitute any course of dealing between the Administrative Agent, the Lenders, and the Borrowers.

(d)                Ratification.  The Borrowers hereby restate, ratify, and reaffirm all of their obligations and covenants set forth in the Credit Agreement and the other Loan Documents to which they are parties effective as of the date hereof.

(e)               Claims.  To induce the Administrative Agent and the Lenders to enter into this Agreement and to continue to make advances pursuant to the Credit Agreement (subject to the terms and conditions thereof), the Borrowers hereby acknowledge and agree that, as of the date hereof, and after giving effect to the terms hereof, there exists no right of offset, defense, counterclaim, claim, or objection in favor of any Loan Party or arising out of or with respect to any of the Loans or other obligations of any Loan Party owed to the Administrative Agent or any of the Lenders under the Credit Agreement or any other Loan Document.

(f)                Release.  In consideration of the agreements contained herein, each Loan Party, individually and on behalf of its successors (including, without limitation, any trustees acting on behalf of such Loan Party and any debtor-in-possession with respect to such Loan Party), assigns, subsidiaries and Affiliates, hereby forever releases and agrees to indemnify, pay and hold harmless, each of Administrative Agent and each Lender and its respective successors, permitted assigns, parents, subsidiaries, Affiliates, officers, employees, directors, agents and attorneys (collectively, the “Releasees”) from any and all debts, claims, demands, liabilities, responsibilities, disputes, causes, damages, actions and causes of actions (whether at law or in equity) and obligations of every nature whatsoever, whether liquidated or unliquidated, whether known or unknown, matured or unmatured, fixed or contingent that such Loan Party has, had or may have against the Releasees which arise from or relate to any actions which the Releasees may have taken or omitted to take in connection with this Agreement, the Credit Agreement or any other Loan Document prior to the date hereof, including, without limitation, with respect to the Obligations, any Collateral, the Credit Agreement, any other Loan Document and any third parties liable in whole or in part for the Obligations IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH RELEASEE.

(g)              Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

(h)               Fax or Other Transmission.  Delivery by one or more parties hereto of an executed counterpart of this Agreement via facsimile, telecopy, or other electronic method of transmission pursuant to which the signature of such party can be seen (including, without limitation, Adobe Corporation’s Portable Document Format) shall have the same force and effect as the delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability, or binding effect of this Agreement.

(i)                 Recitals Incorporated Herein.  The preamble and the recitals to this Agreement are hereby incorporated herein by this reference.

(j)                Section References.  Section titles and references used in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto evidenced hereby.

(k)               Further Assurances.  The Borrowers agree to take, at the Borrowers’ expense, such further actions as the Administrative Agent shall reasonably request from time to time to evidence the waivers and amendments set forth herein and the transactions contemplated hereby.

(l)                 Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(m)              Severability.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

(n)               Reaffirmation of Guarantors.  Each Guarantor (i) consents to the execution and delivery of this Agreement, (ii) reaffirms all of its obligations and covenants under the Credit Agreement and the other Loan Documents to which it is a party, and (iii) agrees that none of its respective obligations and covenants shall be reduced or limited by the execution and delivery of this Agreement.

 [SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

RLJ ENTERTAINMENT, INC., as a Borrower

By:	/s/ANDREW WILSON
Name: Andrew Wilson
Title: CFO

RLJ ACQUISITION, INC., as a Borrower

By:	/s/ANDREW WILSON
Name: Andrew Wilson
Title: Secretary & Treasurer

IMAGE ENTERTAINMENT, INC., as a Borrower

By:	/s/ANDREW WILSON
Name: Andrew Wilson
Title: Secretary & Treasurer

ACORN MEDIA GROUP, INC., as a Borrower

By:	/s/ANDREW WILSON
Name: Andrew Wilson
Title: Secretary & Treasurer

IMAGE/MADACY HOME ENTERTAINMENT, LLC, as a Guarantor

By:	/s/ANDREW WILSON
Name: Andrew Wilson
Title: CFO

[RLJ – Second Amendment to and Waiver Under Credit Agreement]

ACORN MEDIA UK LIMITED, as a Guarantor

By:	/s/ANDREW WILSON
Name: Andrew Wilson
Title: Director

ACORN MEDIA AUSTRALIA PTY. LTD., as a Guarantor

By:	/s/MIGUEL PENELLA
Name: Miguel Penella
Title: Director

ACORN (IP) LIMITED, as a Guarantor

By:	/s/ANDREW WILSON
Name: Andrew Wilson
Title: Director

ACORN PRODUCTIONS LIMITED, as a Guarantor

By:	/s/ANDREW WILSON
Name: Andrew Wilson
Title: Director

FOYLES WAR 8 PRODUCTIONS LIMITED, as a Guarantor

By:	/s/ANDREW WILSON
Name: Andrew Wilson
Title: Director

[RLJ – Second Amendment to and Waiver Under Credit Agreement]

ADMINISTRATIVE AGENT AND LENDERS:	SUNTRUST BANK, as the Administrative Agent and a Lender

	By:	/s/AMANDA PARKS
Name: Amanda Parks
Title: Senior Vice President

[RLJ – Second Amendment to and Waiver Under Credit Agreement]

FORTRESS CREDIT OPPORTUNITIES I LP, as a Lender

By: Fortress Credit Opportunities I GP LLC, its general partner

By:	/s/MARC K. FURSTEIN
Name: Marc K. Furstein
Title: Chief Operating Officer

FORTRESS CREDIT FUNDING III LP, as a Lender

By: Fortress Credit Funding III GP LLC, its general partner

By:	/s/MARC K. FURSTEIN
Name: Marc K. Furstein
Title: Chief Operating Officer

[RLJ – Second Amendment to and Waiver Under Credit Agreement]